UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

Veritec, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-15113	95-3954373
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Winnetka Avenue North, Golden Valley, MN	55427
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 253-2670

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2009, the Board of Directors (the “Board”) of Veritec, Inc. (the “Company”) accepted the resignation of Tom McPherson as the Company’s Secretary. The Board elected Mr. George Blankenbaker as a member of the Board and as the Company’s Chief Strategic Officer. Mr. Blankenbaker’s compensation arrangement as the Chief Strategic Officer does not provide for an annual salary.

Mr. Blankenbaker has no family relationship to any other officer or director of the Company.

On December 8, 2009, the Board appointed John Quentin, age 48, to serve as the Company’s Chief Financial Officer. Mr. Quentin served as the Company’s Controller from June 2009 before being appointed as the Chief Financial Officer. Mr. Quentin has over 15 years of accounting and auditing experience obtained mostly from the public accounting industry where his clients’ base ranged from public reporting companies to private entities. Before joining Veritec, Inc. he was a Senior Auditor with Lurie Besikof Lapidus and Company, LLP from September 2004 to October 2008. Prior to joining Lurie Besikof Lapidus and Company, LLP he was an Auditor with Rogers & Company, a local CPA firm that specialized in nonprofit auditing, accounting, and taxes where he worked on various clients including the University of Minnesota and the Metropolitan Airport Commission in conjunction with Deloitte Touche, one of the Big Four accounting firms in the country from October 2001 to July 2004. Before joining Rogers & Company Mr. Quentin was with Ernst & Young, LLP, one of the Big Four accounting firms in the country from May 1994 to July 2001 as a Tax Specialist and in various administrative capacities.

Mr. Quentin is not a member of the board of any publicly traded Companies.

Mr. Quentin has no family relationship to any other officer or director of the Company.

Mr. Quentin’s compensation arrangement provides for an annual compensation of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2009	By: /s/ Van Thuy Tran
Its Executive Chair